Exhibit 15.1

Tel: +44 (0)20 7486 5888	55 Baker Street
Fax: +44 (0)20 7487 3686	London W1U 7EU
DX 9025 West End W1 www.bdo.co.uk

Consent of Independent Registered Public Accounting Firm

Randgold Resources Limited

We hereby consent to the incorporation by reference in the Registration Statements:

1.	Registration Statement on Form S-8 (File No. 333-156150) pertaining to the Randgold Resources Share Option Scheme, Awards of Restricted Stock to Non-Executive Directors, Award of Restricted Stock to D.M. Bristow, Award of Restricted Stock to G.P. Shuttleworth and the Randgold Resources Restricted Share Scheme,

2.	Registration Statement on Form S-8 (File No. 333-145013) pertaining to the Randgold Resources Share Option Scheme and Restricted Stock Awards to Non-Executive Directors, and

3.	Registration Statement on Form S-8 (File No. 333-103222) pertaining to the Randgold Resources Share Option Scheme of our report dated March 28, 2013 relating to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, of Randgold Resources Limited and its subsidiaries which appears in this Form 20-F.

BDO LLP

London

March 28, 2013

BDO LLP is a limited liability partnership registered in England and Wales (with registered number OC305127).

BDO LLP, a UK limited liability partnership registered in England and Wales under number OC305127, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. A list of members’ names is open to inspection at our registered office, 55 Baker Street, London W1U 7EU. BDO LLP is authorised and regulated by the Financial Services Authority to conduct investment business.